Exhibit 10.11
2008 Management Incentive Plan
December 5, 2007

Management Incentive Plan (MIP)
Introduction and Objectives
Northfield Bancorp, Inc.’s Management Incentive Plan (the “MIP” or the “Plan”) is designed to recognize and reward designated management team members for their collective contributions to the performance and success of Northfield Bancorp, Inc. and its subsidiaries (the “Company” or the “Bank”). The Plan focuses on the financial and key performance measures that are critical to the Company’s growth and profitability. The MIP serves as a critical component of a competitive total compensation package that enables the Company to attract and retain talent needed to drive the Company’s future success.
Objectives of the plan include:
•	Align management compensation with Company performance.

•	Provide clear focus on key strategic business objectives.

•	Position the Company’s total cash compensation to be competitive with market.

•	Enable the Company to attract and retain the talent needed to drive success.

•	Motivate and reward management for achieving/exceeding performance goals.

•	Encourage teamwork across the Company’s operating groups.
Eligibility/Participation
•	Eligibility will be limited to key members of management and key employees. Participants will be nominated by management and approved by the Compensation Committee.

•	New employees must be hired by July 1 to participate in that year’s incentive. Incentive awards for employees hired between January 1 and July 1 will be pro-rated based on the employee’s date of hire (i.e. base salary actually earned in the year). Participants must maintain a satisfactory level of performance to be eligible for an incentive award.

•	Participants must be an active employee as of the award payout date to receive an award, unless they are out on disability, in which case they will receive a pro-rata award.
Performance Period
The performance period and plan operate on a calendar year basis (January 1 - December 31).

Incentive Award Opportunity
Each participant will have a target incentive opportunity that is expressed as a percentage of base salary. Incentive targets are based on the Company’s philosophy to pay competitive cash compensation at approximately the 65th percentile of the compensation committee determined peer group. The 2008 incentive targets consider market practice and the Company’s current base salary levels. For 2008, all participants will have a 10% of base salary target incentive opportunity (range of 5% — 20% of base salary).
Achieving all performance goals will generally result in a full target award. Actual payouts will vary above and below the target incentive to reflect actual performance relative to the goals and weights. The Compensation Committee retains the discretion to determine awards relative to goals and may consider other factors in making the award (e.g. extraordinary events).
The total incentive opportunity and range is summarized below. These are subject to change based on market practice, internal Company practices, and compensation philosophy.

	2008 Annual Incentive as a % of Base Salary
	(in future years these targets may change and be different by tier)
	Below	Threshold	Target	Stretch
Positions	Threshold	Performance	Performance	Performance
CEO	0%	5%	10%	15%
EVP	0%	5%	10%	15%
SVP	0%	5%	10-15%	15-20%
Incentive Plan Measures
For 2008, the Corporate performance goal will be budgeted Net Income (before taxes). A significant portion of all participants’ incentive will be based on our overall corporate performance. This performance measure reflects our becoming a public company and the need during the transition to focus on Company’s growth and profitability. This approach also supports our desire to foster a collaborative team-oriented culture among our senior leadership team. The Compensation Committee, at its sole discretion, may determine to exclude from actual 2008 performance results, items that are considered non-recurring in nature, and not suitable for consideration in measuring 2008 financial performance against 2008 budgeted net income (before taxes). In the future, we may focus on other key corporate performance goals. In addition to corporate performance, individual/division performance goals will also be considered.
Below is a summary of the weighting of awards based on Corporate and Individual/Divison Goals:

	Corporate	Individual/Division
Role	Performance	Performance
CEO	85%	15%
EVP	75%	25%
SVP	40% - 60%	60% - 40%

Goal Setting
The Corporate Performance goal will be recommended by the Compensation Committee as part of the Board’s annual business planning process, and approved by the Board of Directors. The Compensation Committee will approve the performance range and weights associated with the Corporate Performance goal.
The 2008 Corporate Net Income (before taxes) goal will have a defined threshold, target and stretch performance and payout range. For example, Net Income (before taxes) must be at least 90% of the budgeted goal in order to pay out any award. At 90% of budget, the payout will be 50% of the incentive portion allocated to net income. Once threshold performance is achieved, the award will increase incrementally. The payout ranges are shown below. Performance in between levels will be interpolated, at the Compensation Committees discretion, such that incremental increases in net income result in incremental increases in awards.

		Incentive Payout
Performance		(for portion based on
Level	Performance Goal	Corporate performance)
Below Threshold	Less than 90% of budget	0%
Threshold	90% of budgeted NI before taxes	50%
Target	Budgeted NI before taxes	100%
Stretch	120% or greater of budgeted NI before taxes	150%
Individual/Division goals will be developed and recommended by management and determined and approved by the Compensation Committee at the start of the fiscal year. Generally, Individual goals should be limited to no more than three goals that reflect critical financial and strategic goals. Some possible examples include: deposit growth, loan growth, efficiency. Each goal should have a defined target. Payout relative to the target will be determined by management and the Compensation Committee.
Award Payouts
Payouts will be made in cash as soon as possible after year-end. Generally, payouts will occur within 75 days following the close of the fiscal year. Awards are calculated based on actual performance relative to target. Payouts will be based on percentage of base salary earnings (actual earnings) for the year. This will allow for ease of calculation of incentives to reflect participants who work a partial year or part time hours.

Plan Terms and Conditions
Plan Authorization
The Plan is authorized by the Board of Directors of the Company and administered by the Compensation Committee.
Program Changes or Discontinuance
The Company has developed this plan based on current objectives and business conditions. The Plan was developed based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify, or discontinue any of the terms or conditions of the Plan at any time.
The Compensation Committee may, at its sole discretion, waive, change, or amend the Plan as it deems appropriate. The Committee, at its sole discretion, may increase or decrease an award based upon its consideration of a Plan participant’s performance or achievements.
Termination of Employment
If a Plan participant leaves or is terminated by the Company before awards are paid, no incentive award will be paid. Participants must be an active employee of the Company on the date the incentive is paid to receive an award. (See exceptions for death, and disability below.)
Disability or Death
If a participant is disabled by an accident or illness, his/her bonus award for the Plan period will be prorated so that the award is based on the period of active employment only (i.e. the award will be reduced by the period of time of disability).
In the event of death, the Company will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant as of the date of death.
Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee will be final and binding.
The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the employee would otherwise be entitled will be revoked.
The Company may recover incentive income if an incentive award was based on performance that was subsequently subject to a restatement or where performance targets were later reasonably determined to have not been achieved. In such a situation, the Company retains the right to seek recovery of part or the entire incentive award paid to senior executive officers (i.e. named executives).
Miscellaneous
The Plan will not be deemed to give any participant the right to be retained in the employ of the Company nor will the Plan interfere with the right of the Company to discharge any participant at any time.
The Compensation Committee will determine on at least an annual basis, those employees of Northfield Bancorp, Inc. and its consolidated subsidiaries that will be eligible to participate in the Plan.
In the absence of an authorized, written employment contract, the relationship between employees and the Company is one of at-will employment. The Plan does not alter the relationship. The Plan will not supersede any specific employment contract obligations the Company may have with a Plan participant.
This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with applicable governmental laws and regulations.
Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Example
Below is an illustration of a simple plan design for an employee with a base salary of $150,000 and an incentive target of 10% of base salary ($15,000). Goals are for illustration purposes only.

Participant Goals				Performance and Payout
	Performance Goal				Payout
Performance	threshold/target/stretch			Actual	Allocation
Measure	(may be absolute or relative)	Wt	$	Performance	(0% - 150%)	Payout ($)
Net Income	TBD	75%	$11,250	Between Threshold and Target (i.e. 95% of goal)	75%	$8,437.50
Deposit Growth	TBD	15%	$2,250	Threshold	50%	$1,125
Loan Growth	TBD	10%	$1,500	Below Threshold	0%	$0
TOTAL		100%	$15,000	63.75% payout		$9,562.50
This participant’s payout of $9,562.50 is approximately 64% of target. The payout reflects the Company’s performance between threshold and target, and individual performance at threshold or below.
This illustration shows a simplified calculation. In practice, actual performance and payout would be interpolated and pro-rated between payout levels (i.e. not just at 50%, 100% or 150%).